UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	26-0081711
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
5.200% Series L Cumulative Redeemable Preferred Stock, par value $0.01 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file numbers to which this form relates:

333-220576 and 333-220576-01.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Digital Realty Trust, Inc. (the “Company”) hereby incorporates by reference herein the description of its 5.200% Series L Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series L Preferred Stock”), to be registered hereunder, set forth under the heading “Description of the Series L Preferred Stock” in the Company’s prospectus supplement, dated October 1, 2019 to the prospectus, dated September 22, 2017 (the “Prospectus”), constituting part of the Registration Statement on Form S-3 (File Nos. 333-220576 and 333-220576-01) of the Company and Digital Realty Trust, L.P., filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the related information under the heading “Description of Preferred Stock” in the Prospectus, and any description included in a form of prospectus supplement subsequently filed by the Company under Rule 424(b) under the Securities Act. The Series L Preferred Stock is expected to be listed on the New York Stock Exchange.

Item 2.	Exhibits.

The documents listed below are filed as exhibits to this registration statement:

Exhibit Number	Description

3.1	Articles of Amendment and Restatement of Digital Realty Trust, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Combined Quarterly Report on Form 10-Q of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. (File Nos. 001-32336 and 000-54023) filed on May 10, 2019).

3.2*	Articles Supplementary designating Digital Realty Trust, Inc.’s 5.200% Series L Cumulative Redeemable Preferred Stock.

3.3	Eighth Amended and Restated Bylaws of Digital Realty Trust, Inc. (incorporated by reference to Exhibit 3.2 to the Combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. (File Nos. 001-32336 and 000-54023) filed on February 25, 2019).

4.1*	Form of Specimen Certificate for Digital Realty Trust, Inc.’s 5.200% Series L Cumulative Redeemable Preferred Stock.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 9, 2019

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills
Executive Vice President, General Counsel and Secretary